UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                                BLOCKBUSTER INC.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    093679108
                                    ---------
                                 (CUSIP Number)

                                January 31, 2003
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]   Rule 13d-1(b)
            [X]   Rule 13d-1(c)
            [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                       ------------------
CUSIP No. 093679108                13G                        Page 2 of 13 Pages
-----------------------                                       ------------------

-------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       S.A.C. Capital Advisors, LLC
-------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

-------------------------------------------------------------------------------
     3 SEC USE ONLY

-------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
   NUMBER OF     5 SOLE VOTING POWER
    SHARES
 BENEFICIALLY      0
     OWNED    -----------------------------------------------------------------
      BY         6 SHARED VOTING POWER
     EACH
   REPORTING       2,332,000 (see Item 4)
    PERSON    -----------------------------------------------------------------
     WITH
                 7 SOLE DISPOSITIVE POWER

                   0
               ----------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   2,332,000 (see Item 4)
-------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,332,000 (see Item 4)

--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]

-------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.5% (see Item 4)
-------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       00
-------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                       ------------------
CUSIP No. 093679108                13G                        Page 3 of 13 Pages
-----------------------                                       ------------------

-------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       S.A.C. Capital Management, LLC
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
  NUMBER OF      5 SOLE VOTING POWER
    SHARES
 BENEFICIALLY      0
    OWNED      -----------------------------------------------------------------
      BY
     EACH        6 SHARED VOTING POWER
  REPORTING
    PERSON         2,332,000 (see Item 4)
     WITH
               -----------------------------------------------------------------
                 7 SOLE DISPOSITIVE POWER

                   0
              ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   2,332,000 (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,332,000 (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]

--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.5% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                       ------------------
CUSIP No. 093679108                13G                        Page 4 of 13 Pages
-----------------------                                       ------------------

-------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       S.A.C. Capital Associates, LLC
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Anguilla, British West Indies
--------------------------------------------------------------------------------
  NUMBER OF      5 SOLE VOTING POWER
    SHARES
 BENEFICIALLY      0
    OWNED      -----------------------------------------------------------------
      BY
     EACH        6 SHARED VOTING POWER
  REPORTING
    PERSON         2,332,000 (see Item 4)
     WITH
               -----------------------------------------------------------------
                 7 SOLE DISPOSITIVE POWER

                   0
              ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   2,332,000 (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,332,000 (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.5% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                       ------------------
CUSIP No. 093679108                13G                        Page 5 of 13 Pages
-----------------------                                       ------------------

-------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sigma Capital Management, LLC
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
  NUMBER OF      5 SOLE VOTING POWER
    SHARES
 BENEFICIALLY      0
    OWNED      -----------------------------------------------------------------
      BY
     EACH        6 SHARED VOTING POWER
  REPORTING
    PERSON         10,000 (see Item 4)
     WITH
              ------------------------------------------------------------------
                 7 SOLE DISPOSITIVE POWER

                   0
              ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   10,000 (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,000 (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]

--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.02% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                       ------------------
CUSIP No. 093679108                13G                        Page 6 of 13 Pages
-----------------------                                       ------------------

-------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sigma Capital Associates, LLC
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Anguilla, British West Indies
--------------------------------------------------------------------------------
  NUMBER OF      5 SOLE VOTING POWER
    SHARES
 BENEFICIALLY      0
    OWNED      -----------------------------------------------------------------
      BY
     EACH        6 SHARED VOTING POWER
  REPORTING
    PERSON         10,000 (see Item 4)
     WITH
               -----------------------------------------------------------------
                 7 SOLE DISPOSITIVE POWER

                   0
              ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   10,000 (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,000 (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]

--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.02% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                       ------------------
CUSIP No. 093679108                13G                        Page 7 of 13 Pages
-----------------------                                       ------------------

-------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Steven A. Cohen
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

-------------------------------------------------------------------------------
     3 SEC USE ONLY

-------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
  NUMBER OF      5 SOLE VOTING POWER
    SHARES
 BENEFICIALLY      0
    OWNED     -----------------------------------------------------------------
      BY         6 SHARED VOTING POWER
     EACH
  REPORTING        2,342,800 (see Item 4)
    PERSON    -----------------------------------------------------------------
     WITH
                 7 SOLE DISPOSITIVE POWER

                   0
              ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   2,342,800 (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,342,800 (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]

--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.6% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)               Name of Issuer:
                        --------------

                        Blockbuster Inc.

Item 1(b)               Address of Issuer's Principal Executive Offices:
                        -----------------------------------------------

                        1201 Elm Street
                        Dallas, TX 75270

Items 2(a)              Name of Person Filing:
                        ----------------------

                        This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to Shares beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates;
                        (iii) SAC Capital Associates with respect to Shares beneficially owned by it; (iv) Sigma Capital Management, LLC ("Sigma Capital Management") with respect to Shares beneficially owned by Sigma Capital Associates, LLC ("Sigma Capital Associates"); (v) Sigma Capital Associates with respect to Shares beneficially owned by it; and (vi) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, Sigma Capital Management and Sigma Capital Associates.

Item 2(b)               Address of Principal Business Office:
                        -------------------------------------

                        The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management and Sigma Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) SAC Capital Associates, and Sigma Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

Item 2(c)               Citizenship:
                        ------------

                        SAC Capital Advisors, SAC Capital Management and Sigma Capital Management are Delaware limited liability companies. SAC Capital Associates, and Sigma Capital Associates are Anguillan limited liability companies. Mr. Cohen is a United States citizen.

Item 2(d)               Title of Class of Securities:
                        -----------------------------

                        Class A Common Stock, par value $0.01 per share

Item 2(e)               CUSIP Number:
                        -------------

                        093679108

Item 3                  Not Applicable

Item 4                  Ownership:
                        ----------

                        The percentages used herein are calculated based upon the Shares issued and outstanding as of November 1, 2002 as reported on the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the fiscal quarter ended September 30, 2002.

                        As of the close of business on February 7, 2003:

                        1. S.A.C. Capital Advisors, LLC
                        (a) Amount beneficially owned: -2,332,000-
                        (b) Percent of class: 6.5%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote:
                               -2,332,000-
                        (iii)  Sole power to dispose or direct the disposition:
                               -0-
                        (iv)   Shared power to dispose or direct the
                               disposition: -2,332,000-

                        2. S.A.C. Capital Management, LLC
                        (a) Amount beneficially owned: -2,332,000-
                        (b) Percent of class: 6.5%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote:
                               -2,332,000-
                        (iii)  Sole power to dispose or direct the
                               disposition: -0-
                        (iv)   Shared power to dispose or direct the
                               disposition: -2,332,000-

                        3. S.A.C. Capital Associates, LLC
                        (a) Amount beneficially owned: -2,332,000-
                        (b) Percent of class: 6.5%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote:
                               -2,332,000-
                        (iii)  Sole power to dispose or direct the
                               disposition: -0-
                        (iv)   Shared power to dispose or direct the
                               disposition: -2,332,000-

                        4. Sigma Capital Management, LLC
                        (a)Amount beneficially  owned: -10,000-
                        (b) Percent of class: 0.02%
                        (c)(i) Sole power to vote or direct the vote: -0-

                        (ii)   Shared power to vote or direct the vote: -10,000-
                        (iii)  Sole power to dispose or direct the disposition:
                               -0-
                        (iv)   Shared power to dispose or direct the
                               disposition: -10,000-

                        6. Sigma Capital Associates, LLC
                        (a) Amount beneficially owned: -10,000-
                        (b) Percent of class: 0.02%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote: -15,000-
                        (iii)  Sole power to dispose or direct the disposition:
                               -0-
                        (iv)   Shared power to dispose or direct the
                               disposition: -10,000-

                        7. Steven A. Cohen
                        (a) Amount beneficially owned: -2,342,000-
                        (b) Percent of class: 6.5%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote:
                               -2,342,000-
                        (iii)  Sole power to dispose or direct the
                               disposition: -0-
                        (iv)   Shared power to dispose or direct the
                               disposition: -2,342,000-

                        SAC Capital Advisors, SAC Capital Management, Sigma Capital Management, and Mr. Cohen own directly no shares of Common Stock. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and Sigma Capital Management. By reason of the provisions of Rule 13D-3 of the Securities Exchange Act of 1934, as amended, each of
                        (i) SAC Advisors, SAC Management and Mr. Cohen may be deemed to own beneficially 2,332,000 shares (constituting approximately 6.5% of the shares outstanding) and (ii) Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 10,000 shares (constituting approximately 0.02% of the shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

Item 5                  Ownership of Five Percent or Less of a Class:
                        --------------------------------------------

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6                  Ownership of More than Five Percent on Behalf of
                        -------------------------------------------------
                        Another Person:
                        --------------

                        Not Applicable

Item 7                  Identification and Classification of the
                        ----------------------------------------
                        Subsidiary Which Acquired the Security Being
                        --------------------------------------------
                        Reported on By the Parent Holding Company:
                        -----------------------------------------

                        Not Applicable

Item 8                  Identification and Classification of Members
                        ---------------------------------------------
                        of the Group:
                        ------------

                        Not Applicable

Item 9                  Notice of Dissolution of Group:
                        ------------------------------

                        Not Applicable

Item 10                 Certification:
                        --------------


     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 2003

S.A.C. CAPITAL ADVISORS, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL ASSOCIATES, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person

STEVEN A. COHEN

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person